Exhibit 99.1
Enphase Energy Reports Financial Results for the First Quarter of 2025
FREMONT, Calif., April 22, 2025 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world’s leading supplier of microinverter-based solar and battery systems, announced today financial results for the first quarter of 2025, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported quarterly revenue of $356.1 million in the first quarter of 2025, along with 48.9% for non-GAAP gross margin. We shipped approximately 1.53 million microinverters, or 688.5 megawatts DC, and 170.1 megawatt hours (MWh) of IQ® Batteries.
Highlights for the first quarter of 2025 are listed below:
•Completed IQ® Meter Collar testing with PG&E and four other U.S. utilities
•Strong U.S. manufacturing: shipped approximately 1.21 million microinverters and 44.1 MWh of IQ Batteries
•Revenue of $356.1 million
•GAAP gross margin of 47.2%; non-GAAP gross margin of 48.9% with net IRA benefit
•Non-GAAP gross margin of 38.3%, excluding net IRA benefit of 10.6%
•GAAP operating income of $31.9 million; non-GAAP operating income of $94.6 million
•GAAP net income of $29.7 million; non-GAAP net income of $89.2 million
•GAAP diluted earnings per share of $0.22; non-GAAP diluted earnings per share of $0.68
•Free cash flow of $33.8 million; ending cash, cash equivalents, restricted cash and marketable securities of $1.53 billion
Our revenue and earnings for the first quarter of 2025 are provided below, compared with the prior quarter:
(In thousands, except per share and percentage data)

	GAAP			Non-GAAP
	Q1 2025	Q4 2024	Q1 2024	Q1 2025	Q4 2024	Q1 2024
Revenue	$356,084	$382,713	$263,339	$356,084	$382,713	$263,339
Gross margin	47.2%	51.8%	43.9%	48.9%	53.2%	46.2%
Operating expenses	$136,319	$143,489	$144,607	$79,423	$83,322	$82,587
Operating income (loss)	$31,922	$54,804	$(29,099)	$94,637	$120,434	$38,994
Net income (loss)	$29,730	$62,160	$(16,097)	$89,243	$125,862	$47,956
Basic EPS	$0.23	$0.46	$(0.12)	$0.68	$0.94	$0.35
Diluted EPS	$0.22	$0.45	$(0.12)	$0.68	$0.94	$0.35
Total revenue for the first quarter of 2025 was $356.1 million, compared to $382.7 million in the fourth quarter of 2024. Our revenue in the United States for the first quarter of 2025 decreased approximately 13%, compared to the fourth quarter. The decline was the result of seasonality and softening in U.S. demand, partially offset by safe harbor revenue of $54.3 million. Our revenue in Europe increased approximately 7% for the first quarter of 2025, compared to the fourth quarter. The increase in revenue was primarily due to higher battery sales as we ramped shipments of our IQ® Battery 5P with FlexPhase.
Our non-GAAP gross margin was 48.9% in the first quarter of 2025, compared to 53.2% in the fourth quarter, primarily due to lower bookings of 45X production tax credits and product mix. Our non-GAAP gross margin, excluding net benefit from the Inflation Reduction Act (IRA), was 38.3% in the first quarter of 2025, compared to 39.7% in the fourth quarter, primarily due to product mix.

Our non-GAAP operating expenses were $79.4 million in the first quarter of 2025, compared to $83.3 million in the fourth quarter. The decrease was the result of restructuring actions initiated in the fourth quarter of 2024. Our non-GAAP operating income was $94.6 million in the first quarter of 2025, compared to $120.4 million in the fourth quarter.
We exited the first quarter of 2025 with $1.53 billion in cash, cash equivalents, restricted cash and marketable securities and generated $48.4 million in cash flow from operations in the first quarter. During the first quarter of 2025, we paid off the entire principal amount of $102.2 million in convertible senior notes that matured on March 1, 2025. Our capital expenditures were $14.6 million in the first quarter of 2025, compared to $8.1 million in the fourth quarter of 2024.
In the first quarter of 2025, we repurchased 1,594,105 shares of our common stock at an average price of $62.71 per share for a total of approximately $100.0 million. We also spent approximately $12.1 million by withholding shares to cover taxes for employee stock vesting that reduced the diluted shares by 203,358 shares.
We shipped 170.1 MWh of IQ Batteries in the first quarter of 2025, compared to 152.4 MWh in the fourth quarter. More than 10,900 installers worldwide are certified to install our IQ Batteries, compared to more than 10,300 installers worldwide in the fourth quarter of 2024.
During the first quarter of 2025, we shipped approximately 1.21 million microinverters from our contract manufacturers in the United States that we booked for 45X production tax credits. We continued to ship our IQ8HC™ Microinverters, IQ8P-3P™ Commercial Microinverters, and IQ® Battery 5Ps from our contract manufacturers in the United States. When paired with other U.S.-made solar components, our products enable lease and power purchase agreement (PPA) providers to qualify for the domestic content bonus tax credit under the IRA.
We continued to make progress with recent product introductions. We are now shipping our IQ Battery 5P with FlexPhase into Germany, Austria, Switzerland, Luxembourg, and Poland. Customers appreciate the reliable backup power the product delivers for both single-and three-phase installations. Our IQ® EV Charger 2, currently shipping to 14 countries in Europe, is our most advanced residential charger to date. This product can support up to 22 kW of three-phase charging and operate either as a standalone charger or fully integrated with Enphase microinverters and batteries. Finally, our customers are enjoying the plug-and-play simplicity of our IQ® PowerPack 1500, our first foray into the portable consumer market.
In the second quarter of 2025, we expect to introduce our fourth-generation IQ® Battery 10C, IQ Meter Collar, and IQ® Combiner 6C products in the United States. Together, these products will make backup installations easy and help reduce costs. We also expect to launch our IQ® Balcony Solar Kit, a simple and efficient solution for harnessing solar energy from panels installed on apartment balconies, in Germany and Belgium.
BUSINESS HIGHLIGHTS
On April 8 and 9, 2025, Enphase Energy announced the launch of its IQ Battery 5P with FlexPhase with backup capability for customers in Luxembourg and Poland.
On April 3, 2025, Enphase Energy announced the introduction of its IQ® System Controller in France and the Netherlands, enabling backup power.
On April 1, 2025, Enphase Energy announced that more than 2,500 SunPower customers have transitioned to Enphase monitoring since SunPower’s bankruptcy filing in August 2024.
On March 18, 2025, Enphase Energy welcomed Brazil’s ABNT NBR 17193 fire safety standard, which outlines stringent recommendations like rapid shutdown requirements for solar installations in all buildings.
On March 11, 2025, Enphase Energy announced production shipments of its newest electric vehicle (EV) charger, the IQ EV Charger 2, in 14 European markets.
On March 3, 2025, Enphase Energy announced increased deployments of its solution for expanding legacy net energy metering (NEM) solar energy systems in California as utilities streamline their approval process.
On Feb.11, 2025, Enphase Energy announced the launch of an expanded IQ Battery 5P product with support for both single-phase 120/208 V and split-phase 120/240 V, for new home projects in California.

On Feb. 6, 2025, Enphase Energy announced that it is expanding its support for grid services programs – or virtual power plants (VPPs) – in Puerto Rico, Colorado, and Nova Scotia, Canada, powered by the IQ Battery 5P.
SECOND QUARTER 2025 FINANCIAL OUTLOOK
For the second quarter of 2025, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $340.0 million to $380.0 million, which includes shipments of 160 to 180 MWh of IQ Batteries. The second quarter of 2025 financial outlook includes approximately $40.0 million of safe harbor revenue. We define safe harbor revenue as any sales made to customers who plan to install the inventory over more than one year.
•GAAP gross margin to be within a range of 42.0% to 45.0% with net IRA benefit, including approximately two percentage points of new tariff impact.
•Non-GAAP gross margin to be within a range of 44.0% to 47.0% with net IRA benefit and 35.0% to 38.0% excluding net IRA benefit, including approximately two percentage points of new tariff impact. Non-GAAP gross margin excludes stock-based compensation expense and acquisition related amortization.
•Net IRA benefit to be within a range of $30.0 million to $33.0 million based on estimated shipments of 1,000,000 units of U.S. manufactured microinverters.
•GAAP operating expenses to be within a range of $136.0 million to $140.0 million.
•Non-GAAP operating expenses to be within a range of $78.0 million to $82.0 million, excluding $58.0 million estimated for stock-based compensation expense, acquisition related expenses and amortization, restructuring and asset impairment charges.
For 2025, Enphase expects a GAAP tax rate of 21-23% and a non-GAAP tax rate of 15-17%, including IRA benefits.
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Use of non-GAAP Financial Measures
Enphase Energy has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by Enphase Energy include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share (basic and diluted), net IRA benefit, and free cash flow.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Enphase Energy’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Enphase Energy uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase Energy believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.

As presented in the “Reconciliation of Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of Enphase Energy’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. Enphase Energy excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by Enphase Energy’s stock price at the time of an award over which management has limited to no control.
Acquisition related expenses and amortization. This item represents expenses incurred related to Enphase Energy’s business acquisitions, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of Enphase Energy’s ongoing financial performance.
Restructuring and asset impairment charges. Enphase Energy excludes restructuring and asset impairment charges due to the nature of the expenses being unusual and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for cash-based severance costs, accelerated stock-based compensation expense and asset write-downs of property and equipment and acquired intangible assets, and other contract termination costs resulting from restructuring initiatives.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for Enphase Energy except in the period the financing was secured and such amortization expense is not reflective of Enphase Energy’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to Enphase Energy’s GAAP tax provision or benefit to exclude the income tax effects of GAAP adjustments such as stock-based compensation, amortization of purchased intangibles, and other non-recurring items that are not reflective of Enphase Energy ongoing financial performance.
Non-GAAP net income per share, diluted. Enphase Energy excludes the dilutive effect of in-the-money portion of convertible senior notes as they are covered by convertible note hedge transactions that reduce potential dilution to our common stock upon conversion of the Notes due 2025, Notes due 2026, and Notes due 2028, and includes the dilutive effect of employee’s stock-based awards and the dilutive effect of warrants. Enphase Energy believes these adjustments provide useful supplemental information to the ongoing financial performance.
Net IRA benefit. This item represents the advanced manufacturing production tax credit (AMPTC) from the IRA for manufacturing microinverters in the United States, partially offset by the incremental manufacturing cost incurred in the United States relative to manufacturing in Mexico, India, and China. The AMPTC is accounted for by Enphase Energy as an income-based government grants that reduces cost of revenues in the condensed consolidated statements of operations.
Free cash flow. This item represents net cash flows from operating activities less purchases of property and equipment.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its first quarter 2025 results and second quarter 2025 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (833) 634-5018. A live webcast of the conference call will also be accessible from the “Investor Relations” section of Enphase Energy’s website at https://investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (877) 344-7529; replay access code 9557806, beginning approximately one hour after the call.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to its second quarter of 2025 financial outlook, including revenue, shipments of IQ Batteries by MWh, gross margin with net IRA benefit and excluding net IRA benefit, estimated shipments of U.S. manufactured microinverters, operating expenses, and annualized effective tax rate with IRA benefit; its expectations regarding the expected net IRA benefit; its expectations on the timing and introduction of new products and updates to existing products, including the IQ Battery 10C, IQ Meter Collar, and IQ Combiner 6C products in the United States, and the IQ Balcony Solar Kit in Germany and Belgium; its expectations regarding the domestic content bonus tax credit for its product offerings; and the capabilities, advantages, features, and performance of its technology and products. These forward-looking statements are based on Enphase Energy’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in its most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at https://investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power—and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped approximately 81.5 million microinverters, and approximately 4.8 million Enphase-based systems have been deployed in over 160 countries. For more information, visit https://investor.enphase.com.
© 2025 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, IQ8, and certain other marks listed at https://enphase.com/trademark-usage-guidelines are trademarks or service marks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Zach Freedman
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Net revenues	$356,084	$382,713	$263,339
Cost of revenues	187,843	184,420	147,831
Gross profit	168,241	198,293	115,508
Operating expenses:
Research and development	50,174	50,390	54,211
Sales and marketing	48,948	51,799	53,307
General and administrative	34,035	31,901	35,182
Restructuring and asset impairment charges	3,162	9,399	1,907
Total operating expenses	136,319	143,489	144,607
Income (loss) from operations	31,922	54,804	(29,099)
Other income, net
Interest income	17,032	18,417	19,709
Interest expense	(2,047)	(2,252)	(2,196)
Other income (expense), net	(14)	(1,270)	87
Total other income, net	14,971	14,895	17,600
Income before income taxes	46,893	69,699	(11,499)
Income tax provision	(17,163)	(7,539)	(4,598)
Net income (loss)	$29,730	$62,160	$(16,097)
Net income (loss) per share:
Basic	$0.23	$0.46	$(0.12)
Diluted	$0.22	$0.45	$(0.12)
Shares used in per share calculation:
Basic	131,869	133,815	135,891
Diluted	136,208	138,128	135,891

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$350,077	$369,110
Restricted cash	65,013	95,006
Marketable securities	1,116,780	1,253,480
Accounts receivable, net	225,625	223,749
Inventory	144,025	165,004
Prepaid expenses and other assets	295,725	220,735
Total current assets	2,197,245	2,327,084
Property and equipment, net	142,219	147,514
Intangible assets, net	37,408	42,398
Goodwill	212,359	211,571
Other assets	211,447	205,542
Deferred tax assets, net	305,408	315,567
Total assets	$3,106,086	$3,249,676
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$115,374	$90,032
Accrued liabilities	212,169	196,887
Deferred revenues, current	167,771	237,225
Warranty obligations, current	33,298	34,656
Debt, current	630,677	101,291
Total current liabilities	1,159,289	660,091
Long-term liabilities:
Deferred revenues, non-current	333,704	341,982
Warranty obligations, non-current	170,149	158,233
Other liabilities	61,032	55,265
Debt, non-current	571,214	1,201,089
Total liabilities	2,295,388	2,416,660
Total stockholders’ equity	810,698	833,016
Total liabilities and stockholders’ equity	$3,106,086	$3,249,676

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Cash flows from operating activities:
Net income (loss)	$29,730	$62,160	$(16,097)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	19,915	20,665	20,137
Net accretion of premium (discount) on marketable securities	3,512	(7,490)	2,825
Provision (benefit) for doubtful accounts	62	2,206	(130)
Asset impairment	27	4,702	332
Non-cash interest expense	1,679	2,188	2,132
Net gain from change in fair value of debt securities	(323)	(3,697)	(942)
Stock-based compensation	55,633	51,830	60,833
Deferred income taxes	8,560	(30,675)	(8,292)
Changes in operating assets and liabilities:
Accounts receivable	1,760	2,684	77,359
Inventory	20,979	(6,167)	5,702
Prepaid expenses and other assets	(75,553)	(16,487)	(10,897)
Accounts payable, accrued and other liabilities	54,232	(27,396)	(66,284)
Warranty obligations	10,558	8,657	(11,923)
Deferred revenues	(82,357)	104,112	(5,554)
Net cash provided by operating activities	48,414	167,292	49,201
Cash flows from investing activities:
Purchases of property and equipment	(14,608)	(8,064)	(7,371)
Investment in tax equity fund	(6,904)	—	—
Purchases of marketable securities	(200,826)	(93,138)	(472,268)
Maturities and sale of marketable securities	335,398	351,843	497,373
Net cash provided by investing activities	113,060	250,641	17,734
Cash flows from financing activities:
Settlement of Notes due 2025	(102,168)	—	(2)
Repurchase of common stock	(99,964)	(199,666)	(41,996)
Payment of excise tax on net stock repurchases	—	(2,773)	—
Proceeds from issuance of common stock under employee equity plans	67	4,719	1,186
Payment of withholding taxes related to net share settlement of equity awards	(12,110)	(5,012)	(60,042)
Net cash used in financing activities	(214,175)	(202,732)	(100,854)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3,675	(7,410)	(1,177)
Net increase (decrease) in cash and cash equivalents and restricted cash	(49,026)	207,791	(35,096)
Cash, cash equivalents and restricted cash—Beginning of period	464,116	256,325	288,748
Cash, cash equivalents and restricted cash—End of period	$415,090	$464,116	$253,652

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Gross profit (GAAP)	$168,241	$198,293	$115,508
Stock-based compensation	4,239	3,678	4,182
Acquisition related amortization	1,580	1,784	1,891
Gross profit (Non-GAAP)	$174,060	$203,755	$121,581

Gross margin (GAAP)	47.2%	51.8%	43.9%
Stock-based compensation	1.2	0.9	1.6
Acquisition related amortization	0.5	0.5	0.7
Gross margin (Non-GAAP)	48.9%	53.2%	46.2%

Operating expenses (GAAP)	$136,319	$143,489	$144,607
Stock-based compensation (1)	(50,885)	(47,884)	(56,651)
Acquisition related expenses and amortization	(2,849)	(2,884)	(3,462)
Restructuring and asset impairment charges (1)	(3,162)	(9,399)	(1,907)
Operating expenses (Non-GAAP)	$79,423	$83,322	$82,587

(1) Includes stock-based compensation as follows:
Research and development	$21,647	$20,951	$24,550
Sales and marketing	16,396	15,893	18,178
General and administrative	12,842	11,041	13,923
Restructuring and asset impairment charges	509	267	—
Total	$51,394	$48,152	$56,651

Income (loss) from operations (GAAP)	$31,922	$54,804	$(29,099)
Stock-based compensation	55,124	51,563	60,833
Acquisition related expenses and amortization	4,429	4,668	5,353
Restructuring and asset impairment charges	3,162	9,399	1,907
Income from operations (Non-GAAP)	$94,637	$120,434	$38,994

Net income (loss) (GAAP)	$29,730	$62,160	$(16,097)
Stock-based compensation	55,124	51,563	60,833
Acquisition related expenses and amortization	4,429	4,668	5,353
Restructuring and asset impairment charges	3,162	9,399	1,907
Non-cash interest expense	1,678	2,188	2,132
Non-GAAP income tax adjustment	(4,880)	(4,116)	(6,172)
Net income (Non-GAAP)	$89,243	$125,862	$47,956

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Net income (loss) per share, basic (GAAP)	$0.23	$0.46	$(0.12)
Stock-based compensation	0.42	0.39	0.45
Acquisition related expenses and amortization	0.04	0.03	0.04
Restructuring and asset impairment charges	0.02	0.07	0.01
Non-cash interest expense	0.01	0.02	0.02
Non-GAAP income tax adjustment	(0.04)	(0.03)	(0.05)
Net income per share, basic (Non-GAAP)	$0.68	$0.94	$0.35

Shares used in basic per share calculation GAAP and Non-GAAP	131,869	133,815	135,891

Net income (loss) per share, diluted (GAAP)	$0.22	$0.45	$(0.12)
Stock-based compensation	0.42	0.39	0.44
Acquisition related expenses and amortization	0.04	0.04	0.04
Restructuring and asset impairment charges	0.03	0.07	0.01
Non-cash interest expense	0.01	0.02	0.02
Non-GAAP income tax adjustment	(0.04)	(0.03)	(0.04)
Net income per share, diluted (Non-GAAP)	$0.68	$0.94	$0.35

Shares used in diluted per share calculation GAAP	136,208	138,128	135,891
Shares used in diluted per share calculation Non-GAAP	132,133	134,053	136,730

Income-based government grants (GAAP)	$53,631	$68,040	$18,617
Incremental cost for manufacturing in U.S.	(15,773)	(16,123)	(4,882)
Net IRA benefit (Non-GAAP)	$37,858	$51,917	$13,735

Net cash provided by operating activities (GAAP)	$48,414	$167,292	$49,201
Purchases of property and equipment	(14,608)	(8,064)	(7,371)
Free cash flow (Non-GAAP)	$33,806	$159,228	$41,830